Exhibit 99.1

FOR IMMEDIATE RELEASE

Turtle Beach Reports Fourth Quarter and Full Year 2015 Results
San Diego, CA - March 24, 2016 - Turtle Beach Corporation (NASDAQ: HEAR), a leading audio technology company, reported financial results for the fourth quarter and full year ended December 31, 2015.
Highlights

▪	Continued dominant #1 console gaming headset position with ~44% U.S. revenue share in the fourth quarter

▪	Launched five new products in the quarter, adding to the Company’s strong new-gen portfolio which was up 31% year-over-year in the fourth quarter

▪	New-gen revenues over 85% of fourth quarter headset sales

▪	Gross margin increased 110 basis points to 29.1% compared to 28.0% in the fourth quarter of 2014

▪	Launched HyperSound Clear™ 500P into the hearing loss market with high consumer satisfaction

“We delivered revenue and adjusted EBITDA above our guidance range in the fourth quarter, driven by strong holiday sales in our headset business,” said Juergen Stark, CEO, Turtle Beach Corporation. “New-gen headset sales increased 31% compared to the year-ago quarter, driven by the launch of five new core models for the holiday season, each of which performed well at retail and continued to drive our market share even higher. These results were despite the strong dollar’s negative impact on our international business and a more rapid than expected decline in old-gen revenues, which were down to less than 12% of our sales in the fourth quarter. In addition, robust holiday sell-through reduced our channel inventory and positioned us well for 2016.

“In fact, sell-through trends have remained strong during the first quarter, driven by increased traffic in the retail channel and the further adoption of our completely transitioned new-gen product portfolio. We remain well positioned to continue this growth throughout the year, especially as old-gen is now expected to be well under 10% of our headset business in 2016. We expect this will help drive improved margins and increased profitability.

“Last October marked the launch of HyperSound Clear 500P, our revolutionary new home audio system that helps people hear the television better. Our two primary goals of the launch were to ensure customer satisfaction and demonstrate success in a small amount of hearing healthcare offices, and we’ve accomplished those goals. The hearing healthcare offices that are fully trained and actively selling the product have provided early consumer survey feedback indicating high satisfaction. In addition, the small group of offices that we’ve fully trained are converting prospects to customers at a rate of over 20%.

“Our priority will now shift to refining the sales approach and more quickly scaling fully active offices. As this business continues to grow, we will look at other market opportunities for our unique directed audio technology. For example, in late February, we launched HyperSound Clear 500P in Europe-a market which is actually slightly larger than the U.S. in terms of hearing aid revenues. Since HyperSound Clear 500P is a medical product, there were unique requirements and extensive certification activities that needed to be accomplished to enable us to start selling there.”

Fourth Quarter 2015 Financial Results
Net revenue in the fourth quarter was $84.6 million compared to $92.3 million in the year-ago quarter. The decrease was primarily attributable to an overall decline in sales of old-gen headsets and softer international sales, partially offset by a 31% increase in new-gen revenues.

Gross profit in the fourth quarter was $24.6 million compared to $25.8 million in the year-ago quarter. Gross margin increased 110 basis points to 29.1% compared to 28.0% in the fourth quarter of 2014. The increase was driven by a product mix shift to next-gen headsets, including the release of certain new models for the holiday season, the continued channel mix shift to domestic revenues, as well as the Company’s supply chain initiatives to reduce cost of goods sold.

Operating expenses, excluding an impairment charge, for the fourth quarter were $18.3 million, down slightly from $18.6 million in the same period of 2014. The decrease was attributable to cost reductions in the headset business which more than offset investments to ramp HyperSound sales efforts.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) on a consolidated basis was $9.9 million, reflecting investments of approximately $4.1 million in the HyperSound business, compared to consolidated adjusted EBITDA of $10.4 million in the year-ago quarter, which included $3.3 million in HyperSound investments. Adjusted EBITDA for the headset business increased 2% to $14.0 million in the fourth quarter from $13.7 million in the year-ago quarter.

Net loss in the fourth quarter was $46.5 million or $(1.09) per diluted share, compared to net income of $2.4 million or $0.06 per diluted share in the year-ago quarter. Net loss in the fourth quarter of 2015 included a $49.8 million goodwill impairment charge, which U.S. GAAP accounting rules required as part of the annual impairment test. Excluding this charge, net income in the fourth quarter increased 39% to $3.3 million or $0.08 per diluted share.

Full Year 2015 Financial Results
Net revenue in 2015 was $162.7 million compared to $186.2 million in 2014. The decline was due to the aforementioned strong dollar impact on the Company’s international business and a more rapid than expected decline in old-gen revenues, partially offset by the success of the new-gen headset portfolio.

Gross profit in 2015 was $40.7 million compared to $50.7 million in 2014. Gross margin was 25.0% compared to 27.2% in 2014. Gross margin was negatively impacted by higher promotional credits to clear old-gen and licensed headset inventory, incremental costs associated with the Company’s new refurbishment model, contract manufacturer transitions, and higher third party licensing and royalty costs associated with discontinued legacy license agreements.

Operating expenses, excluding the impairment charge, in 2015 were $65.3 million, up slightly from $64.5 million in 2014. This was due to increased HyperSound investments in preparation for the October 2015 launch.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) was a loss of $11.4 million, including investments of approximately $13.8 million in the HyperSound business, compared to adjusted EBITDA of $2.0 million in 2014, which included $10.0 million in HyperSound investments. Adjusted EBITDA for the headset business was $2.4 million in 2015 compared to $12.0 million in 2014.

Net loss in 2015 was $82.9 million or $(1.96) per diluted share, compared to a net loss of $15.5 million or $(0.39) per diluted share in 2014. The decline was driven by the aforementioned goodwill impairment charge, the Company’s continued investment in the HyperSound business, as well as an $8.5 million non-cash valuation allowance. Excluding the tax valuation expense and goodwill impairment, net loss in 2015 was $24.6 million or $(0.58) per share.

Balance Sheet Highlights
The Company ended the year with approximately $7.1 million of cash and cash equivalents compared to $7.9 million at December 31, 2014. Inventories were down 32% to $26.1 million compared to $38.4 million at the end of 2014 due to the strong 2015 holiday sell-through. Accounts payable were down 50% to $17.7 million compared to $35.5 million at December 31, 2014 due to solid inventory management, particularly lower payables to the Company’s contract manufacturers.

As of December 31, 2015, outstanding debt principal was $68.1 million compared to $44.6 million at December 31, 2014. The increase in debt was primarily due to the establishment of a new $15 million term loan in the third quarter, which improved the capital structure and enhanced liquidity.

On February 5, 2016, Turtle Beach completed a follow-on public offering of 5,000,000 shares and a concurrent private placement of 1,700,000 shares for $6.2 million in net proceeds. Insiders (SG VTB Holdings, LLC, Turtle Beach’s largest stockholder; Ronald Doornink, Turtle Beach’s Chairman of the Board; and Juergen Stark, Turtle Beach’s Chief Executive Officer) purchased over half of the offering ($3.15 million). Turtle Beach is using all net proceeds from the transactions for working capital and general corporate purposes, including applying the proceeds against the outstanding principal balance of its working capital line of credit.

Outlook
For the first quarter of 2016, Turtle Beach expects net revenue to increase 10% to approximately $21.7 million compared to $19.7 million in the first quarter of 2015. Adjusted EBITDA is expected to improve to a loss of approximately $9 million compared to a loss of $9.7 million in the year-ago quarter. Net loss for the first quarter is expected to be approximately $0.32 per diluted share, compared to a net loss of $0.25 per diluted share in the first quarter of 2015.

For the full year 2016, the Company continues to expect net revenue to range between $160-$172 million compared to $162.7 million in 2015. Included within these expectations is 12-16% growth in new-gen headset revenues to $140-$145 million, a 60-70% decline in old-gen headset revenues to $8-$10 million, approximately $7-$10 million in HyperSound revenue, and $5-$7 million in other headset and accessory revenue.

The Company continues to expect headset gross margins to increase 400 basis points to 30% in 2016 with a roughly 4x increase in headset adjusted EBITDA to approximately $9 million. In the HyperSound business, gross margin is expected to be 40-50% (excluding amortization) by the fourth quarter with a modest reduction in net investment to below $14 million in 2016 as revenues and operating expenses scale.

Conference Call Details
Turtle Beach Corporation will hold a conference call today, March 24, 2016 at 1:30 p.m. Pacific time (4:30 p.m. Eastern) to discuss its fourth quarter and full year 2015 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Date: Thursday, March 24, 2016
Time: 1:30 p.m. PT / 4:30 p.m. ET
Toll-Free Dial-in Number: (877) 303-9855
International Dial-in Number: (408) 337-0154
Conference ID: 77293610

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay at http://edge.media-server.com/m/p/qhg8nex4 and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 4:30 p.m. Pacific Time on the same day through March 31, 2016.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
Replay ID: 77293610

Non-GAAP Financial Measures
In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company's results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock- based compensation (non-cash), and certain special items that we believe are not representative of core operations. See a reconciliation of GAAP results to adjusted EBITDA included below for the three months and year ended December 31, 2015 and 2014.

The adjusted EBITDA outlook for the first quarter and full year 2016 have not been reconciled to the Company’s net loss outlook for the same periods because certain items that would impact interest expense, provision for income taxes and stock-based compensation, which are reconciling items between net loss and adjusted EBITDA, cannot be reasonably predicted. Accordingly, reconciliation of adjusted EBITDA outlook to net loss outlook for the first quarter of and full year 2016 is not available without unreasonable effort.

About Turtle Beach Corporation
Turtle Beach Corporation (http://corp.turtlebeach.com) designs innovative, market-leading audio products for the consumer, healthcare and commercial sectors. Under its award-winning Turtle Beach brand (www.turtlebeach.com), the Company has been the clear market share leader for the past five-plus years with its wide selection of acclaimed gaming headsets for use with Xbox One and PlayStation®4, as well as personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company markets pioneering directed audio solutions that have applications in hearing healthcare, digital signage and kiosks and consumer electronics. The Company's shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release, may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward looking statements are based on management’s statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.
# # #

For Media Information, Contact:	For Investor Information, Contact:
MacLean Marshall	Cody Slach
PR/Communications Director	Investor Relations
Turtle Beach Corp.	Liolios
858.914.5093	949.574.3860
maclean.marshall@turtlebeach.com	HEAR@liolios.com

Turtle Beach Corporation
Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	December 31, 2015	December 31, 2014
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$7,114	$7,908
Accounts receivable, net	57,192	61,059
Inventories	26,146	38,400
Deferred income taxes	—	4,930
Prepaid income taxes	260	1,482
Prepaid expenses and other current assets	4,191	3,818
Total Current Assets	94,903	117,597
Property and equipment, net	6,859	6,722
Goodwill	31,152	80,974
Intangible assets, net	37,956	39,726
Deferred income taxes	—	1,128
Other assets	2,981	821
Total Assets	$173,851	$246,968
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Revolving credit facilities	$32,453	$36,863
Term loan	4,814	1,923
Accounts payable	17,680	35,546
Due to shareholders	—	—
Other current liabilities	14,236	14,525
Total Current Liabilities	69,183	88,857
Term loans, long-term portion	13,565	5,769
Series B redeemable preferred stock	16,145	14,916
Deferred income taxes	4	648
Subordinated notes	15,365	—
Other liabilities	2,937	5,592
Total Liabilities	117,199	115,782
Commitments and Contingencies
Series A convertible stock, $0.01 par value - 50,000,000 shares authorized; 48,689,555 shares issued and outstanding as of December 31, 2013	—	—
Stockholders' Equity
Common stock, $0.001 par value - 100,000,000 and 50,000,000 shares authorized; 42,529,502 and 42,027,991 shares issued and outstanding as of December 31, 2015 and 2014, respectively	43	42
Additional paid-in capital	136,693	128,084
Retained earnings (accumulated deficit)	(79,618)	3,289
Accumulated other comprehensive loss	(466)	(229)
Total Stockholders' Equity	56,652	131,186
Total Liabilities and Stockholders' Equity	$173,851	$246,968

Turtle Beach Corporation
Consolidated Statements of Operations
(in thousands, except share and per-share data)
(unaudited)
Table 2.

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net Revenue	$84,559	$92,267	$162,747	$186,176
Cost of Revenue	59,950	66,456	122,056	135,509
Gross Profit	24,609	25,811	40,691	50,667
Operating expenses:
Selling and marketing	9,980	10,782	31,829	33,442
Research and development	2,915	2,534	11,556	9,400
General and administrative	5,360	4,577	21,484	17,159
Goodwill impairment	49,822	—	49,822	—
Business transaction costs	—	—	—	3,744
Restructuring charges	63	747	399	747
Total operating expenses	68,140	18,640	115,090	64,492
Operating income (loss)	(43,531)	7,171	(74,399)	(13,825)
Interest expense	1,941	1,048	5,099	7,209
Other non-operating expense, net	387	485	1,016	724
Loss before income tax expense (benefit)	(45,859)	5,638	(80,514)	(21,758)
Income tax expense (benefit)	677	3,278	2,393	(6,272)
Net income (loss)	$(46,536)	$2,360	$(82,907)	$(15,486)

Net income (loss) per share:
Basic	$(1.09)	$0.06	$(1.96)	$(0.39)
Diluted	$(1.09)	$0.06	$(1.96)	$(0.39)
Weighted average number of shares:
Basic	42,518	42,027	42,269	39,665
Diluted	42,518	42,396	42,269	39,665

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 3.

	Three Months Ended
	December 31, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$84,559	$—	$—	$—	$—	$84,559
Cost of Revenue	59,950	(262)	(1,121)	(162)	—	58,405
Gross Profit	24,609	262	1,121	162	—	26,154

Operating Expense	68,140	(1,096)	(208)	(1,087)	(49,885)	15,864

Operating income (loss)	(43,531)	1,358	1,329	1,249	49,885	10,290

Interest expense	1,941
Other non-operating expense, net	387					387

Earnings before income tax expense	(45,859)
Income tax expense	677
Net loss	$(46,536)			Adjusted EBITDA		$9,903

	Year Ended
	December 31, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$162,747	$—	$—	$—	$—	$162,747
Cost of Revenue	122,056	(765)	(1,176)	(889)	—	119,226
Gross Profit	40,691	765	1,176	889	—	43,521

Operating Expense	115,090	(5,136)	(839)	(5,008)	(50,221)	53,886

Operating income (loss)	(74,399)	5,901	2,015	5,897	50,221	(10,365)

Interest expense	5,099
Other non-operating expense, net	1,016					1,016

Loss before income tax expense	(80,514)
Income tax expense	2,393
Net loss	$(82,907)			Adjusted EBITDA		$(11,381)

(1) Other includes Goodwill impairment and Restructuring charges.

Table 3. (continued)

	Three Months Ended
	December 31, 2014
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$92,267	$—	$—	$—	$—	$92,267
Cost of Revenue	66,456	(72)	(24)	(91)	—	66,269
Gross Profit	25,811	72	24	91	—	25,998

Operating Expense	18,640	(1,389)	(234)	(1,187)	(747)	15,083

Operating income	7,171	1,461	258	1,278	747	10,915

Interest expense	1,048
Other non-operating income, net	485					485

Earnings before income tax expense	5,638
Income tax expense	3,278
Net income	$2,360			Adjusted EBITDA		$10,430

	Year Ended
	December 31, 2014
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$186,176	$—	$—	$—	$—	$186,176
Cost of Revenue	135,509	(227)	(104)	(310)	—	134,868
Gross Profit	50,667	227	104	310	—	51,308

Operating Expense	64,492	(5,573)	(962)	(4,884)	(4,491)	48,582

Operating income (loss)	(13,825)	5,800	1,066	5,194	4,491	2,726

Interest expense	7,209
Other non-operating expense, net	724					724

Loss before income tax benefit	(21,758)
Income tax expense	(6,272)
Net loss	$(15,486)			Adjusted EBITDA		$2,002

(2) Other includes Business transaction costs and Restructuring charges.